Exhibit 4.1(b)

GENERAL MOTORS FINANCIAL COMPANY, INC.,

Issuer

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of November 1, 2024

Variable Denomination Floating Rate Demand Notes

Supplemental to Indenture Dated as of March 31, 2016

FIRST SUPPLEMENTAL INDENTURE, dated as of November 1, 2024, between GENERAL MOTORS FINANCIAL COMPANY, INC., a Texas corporation (the “Company”), and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association, as Trustee (the “Trustee”).

RECITALS

WHEREAS, the Company and the Trustee have heretofore entered into an Indenture dated as of March 31, 2016 (the “Original Indenture”) to provide for, among other things, the issuance from time to time of its unsecured variable denomination floating rate demand notes (the “Securities”), unlimited as to principal amount, all as provided in the Original Indenture.

WHEREAS, the Company established the Plan pursuant to which the Securities are administered by the Committee.

WHEREAS, Section 9.01 of the Original Indenture provides, in part, that without the consent of any Holders, the Company and the Trustee, at any time and from time to time, may (i) enter into one or more indentures supplemental hereto to reflect any amendments, modifications or other changes to the Plan that by the terms of the Plan or the Original Indenture may be made at the discretion of the Committee, (ii) modify, suspend or eliminate any of the provisions of the Original Indenture providing for the right of the Company to redeem, or the right of the Holders to cause the Company to redeem, Securities, subject to certain conditions, and (iii) make any other provisions with respect to matters or questions arising under the Original Indenture, provided that such action shall not adversely affect in any material respect the interests of the Holders of any Securities outstanding as of the date of this First Supplemental Indenture.

WHEREAS, the terms of the Plan authorize the Company, at any time or from time to time, to modify the Plan and the Committee, in its sole discretion, to determine the manner and the basis on which the rate of interest applicable to the Securities is chosen.

WHEREAS, the Company desires to enter into this First Supplemental Indenture in order to reflect the replacement of the Plan with the GM Financial Right Notes Terms established by the Company and in effect as of the date of this First Supplemental Indenture, as the same may be amended or supplemented from time to time (the “Terms”) and the modification of certain provisions to the Original Indenture permitted to be made without the consent of Holders.

WHEREAS, all things necessary to make this First Supplemental Indenture a valid agreement of the Company in accordance with its terms have been done.

NOW, THEREFORE, the Company and each Trustee hereby agrees as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. (a) For all purposes of this First Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires:

(1)	terms used herein in capitalized form and defined in the Original Indenture shall have the meanings specified in the Original Indenture;

(2)

the words “herein,” “hereof” and “hereto” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision of this Supplemental Indenture;

(3)	all references to the Plan in the Original Indenture shall be deemed to refer to the Terms as defined in this First Supplemental Indenture;

(4)	all references to the Committee in the Original Indenture shall be deemed to refer to the Company as defined therein;
(5)	all references to the Agent Bank in the Original Indenture shall be deemed to refer to the Program Agent as defined therein; and

(6)	the terms defined in the Recitals herein shall have the meanings specified therein.

(b) For all purposes of the Original Indenture as amended by this First Supplemental Indenture (the “Indenture”), except as otherwise expressly provided or unless the context otherwise requires:

(1)	the terms defined in this Article have the meanings assigned to them in this Article, and include the plural, as well as the singular; and

(2)	“First Supplemental Indenture” or “this Supplemental Indenture” means this instrument as originally executed.

ARTICLE 2

MODIFICATIONS

Section 2.01. The Terms. The GM Financial Right Notes Terms established by the Company, as the same may be amended or supplemented from time to time, shall replace the Plan, effective on the date of this First Supplemental Indenture. All references to the Plan in the Original Indenture shall be deemed to refer to the Terms as defined in this First Supplemental Indenture.

Section 2.02 Amendment to Section 3.02(d) of the Original Indenture (Redemption of a Specified Holder’s Securities). Section 3.02(d) of the Original Indenture is hereby amended by replacing it in its entirety with the following:

“The Company shall have the right to redeem any Securities of any Holder who is not or is no longer eligible to invest in the Securities in accordance with the Terms, or who has abused or misused the investment or redemption provisions applicable to the Securities or whose investments are otherwise inconsistent with the objectives of the Terms, in each case as the Company determines in its sole judgment and discretion. In the event of such a redemption, the Company shall, subject to the provisions of applicable law, rule or regulation, notify the Holder of its intention to redeem, pursuant to this Section 3.02(d), in full such Holder’s Securities and specify the date fixed for such redemption. On and after the Redemption Date any interest on the Securities being redeemed will cease to accrue.”

Section 2.03 Amendment to Section 3.04(b) of the Original Indenture (Redemption at the Option of the Holder). Section 3.04(b) of the Original Indenture is hereby amended by replacing it in its entirety with the following:

“Upon receipt by the Program Agent of an appropriate redemption notice as provided for in clause (a) of this Section 3.04, the Securities, or portions thereof, with respect to which such notice has been given shall become due and payable on the Redemption Date provided for in accordance with the Terms at a redemption price equal to 100% of the principal amount thereof plus, and in the case of a redemption of all Securities held by such Holder, accrued and unpaid interest thereon to, but not including, the Redemption Date less applicable fees established under the Terms. In the case of any redemption, whether in whole or in part, on and after the Redemption Date (unless the Company shall default in the payment of the Securities, together with any interest accrued to the Redemption Date) any interest on the Securities (or portions thereof) so called for redemption shall cease to accrue.”

Section 2.04 Amendment to Section 10.04 of the Original Indenture (Certificate of Officers of the Company). Section 10.04 of the Original Indenture is hereby amended by replacing it in its entirety with the following:

“Within 120 days after the end of each fiscal year, the Company will deliver to the Trustee a certificate of the principal executive officer, principal financial officer or principal accounting officer stating whether or not the signer has obtained knowledge of any action or failure to act on the part of the Company during the preceding calendar year in violation of any covenant, agreement, provision or condition contained in this Indenture and, if so, specifying each such default of which the signer may have knowledge and the nature thereof. For purposes of this Section 10.04, compliance shall be determined without regard to any period of grace or requirement of notice provided pursuant to the terms of this Indenture.”

ARTICLE 3

MISCELLANEOUS PROVISIONS

Section 3.01. Representations, Warranties and Covenants of the Company. The Company makes and reaffirms as of the date of execution of this Supplemental Indenture all of its representations, warranties, covenants and agreements set forth in the Original Indenture.

Section 3.02. Representations, Warranties and Covenants of the Trustee. The Trustee reaffirms as of the date of execution of this Supplemental Indenture all of its respective representations, warranties, covenants and agreements set forth in the Original Indenture, as applicable. In addition, the Trustee represents that (a) it is duly authorized to execute and deliver this Supplemental Indenture and (b) the statements made by it in a Statement of Eligibility and Qualification on Form T-1 supplied to the Company by it are true and accurate, subject to the qualifications set forth therein.

Section 3.04. Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 3.05. Successors and Assigns. All covenants and agreements in this Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

Section 3.06. Separability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.07.Benefits of Indenture. Nothing in this Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto, any Paying Agent, any Security Registrar and their respective successors under the Indenture and the Holders of Securities, any benefit or any legal or equitable right, remedy or claim under the Indenture.

Section 3.08.Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and instruments entered into and, in each case, performed in such state.

Section 3.9.Continued Effect of Original Indenture. Except as amended or supplemented by this Supplemental Indenture, the terms, conditions, covenants and agreements set forth in the Original Indenture shall continue in full force and effect.

Section 3.10. Execution In Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed and attested, all as of the day and year first above written.

GENERAL MOTORS FINANCIAL COMPANY, INC., as Issuer

By:	/s/Richard A. Gokenbach, Jr
Name: Richard A. Gokenbach, Jr.
Title: Executive Vice President and Treasurer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ James Kowalski
Name: James Kowalski
Title: Vice President

[First Supplemental Indenture Signature Page]